EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT	or	Investor Relations Counsel
Mitchell Binder		Lena Cati, 212-836-9611
President & Chief Executive Officer		Linda Latman, 212-836-9609
631-435-8300		The Equity Group Inc.

ORBIT INTERNATIONAL CORP. REPORTS 2011 FOURTH QUARTER
AND YEAR-END RESULTS

More than $6.1 Million Turnaround in Full Year Net Income on 16% Increase in Net Sales

2011 Earnings per Share of $0.67 vs. $0.66 Loss per Share in Prior Year

Strong Operating Performance Expected to Continue in 2012

Hauppauge, New York, March 8, 2012 - Orbit International Corp. (NASDAQ:ORBT) today announced results for the fourth quarter and year ended December 31, 2011.

Fourth Quarter 2011 vs. Fourth Quarter 2010
•	Net sales increased by 16.5% to $8,095,000 compared to $6,946,000;
•	Gross margin increased to 44.5% from 32.6%;
•
Net income was $1,009,000 ($0.21 earnings per diluted share) compared to a net loss of $3,028,000 ($0.66 loss per share).  The net loss for the 2010 fourth quarter included a charge of $2,000,000 for costs related to non-renewal of the former chief executive officer contract (including a non-cash charge of $312,000 due to accelerated stock vesting) and $924,000 of non-cash impairment charges taken in connection with recorded intangible assets and goodwill related to its ICS subsidiary.  Excluding these charges, the net loss for 2010 was $104,000 ($0.02 loss per share); and,

•
Earnings before interest, taxes, depreciation and amortization, and stock based compensation (EBITDA, as adjusted) was $1,162,000 ($0.25 earnings per diluted share) compared to a loss of $1,564,000 ($0.34 loss per share).

Full Year 2011 vs. Full Year 2010
•	Net sales increased by 16% to $31,041,000 compared to $26,749,000;
•	Gross margin increased to 42.6% from 35.4%;
•
Net income was $3,147,000 ($0.67 earnings per diluted share) compared to a net loss of $3,025,000 ($0.66 loss per share).  Excluding the aforementioned fourth quarter charges, the 2010 net loss was $101,000 ($0.02 loss per share);

•	EBITDA, as adjusted, was $3,845,000 ($0.82 earnings per diluted share) compared to a loss of $831,000 ($0.18 loss per share); and,
•	Backlog at December 31, 2011 was $15.5 million as compared to $15.8 million at September 30, 2011 and $20.1 million at December 31, 2010. Backlog was $18.7 million at February 29, 2012.

Commenting on fourth quarter results, Mitchell Binder, President & Chief Executive Officer, stated, “The final quarter of 2011 was our strongest period of the year.  The 16.5% increase in net sales produced over $1 million in net income, or a 12.5% net margin for the 2011 fourth quarter.  The operating leverage inherent in our business enabled us to achieve a 44.5% gross margin and reduce selling, general and administrative (S, G & A) expenses as a percent of net sales to 31.6%.”

He continued, “Our strong fourth quarter capped our best operating year in recent memory.  Our net sales for 2011 exceeded $31 million and net income was over $3 million, improving by more than $6.1 million year over year, due to the increased sales, operating leverage (gross margin increased to approximately 43% returning to historical levels and S, G & A expenses as a percent of net sales decreased to 32.1% as compared to 35.9% in 2010) and due to over $2.9 million of costs related to non-renewal of the former chief executive officer contract and non-cash impairment charges which adversely affected the prior year.”

Discussing backlog and expectations for 2012, Mr. Binder added, “We closed the year with backlog of $15.5 million and by February 29, 2012, backlog increased to $18.7 million due to strong bookings from both our Power and Electronics Groups.  After a 35% increase in bookings, as well as record revenues and backlog in 2011, our Power Group’s 2012 year-to-date bookings have remained strong and we expect to continue to receive follow-on orders for legacy programs in both our COTS and Commercial Divisions.  Additionally, our Electronics Group started the year with a color display order from the U.S. Navy valued at approximately $1.8 million with an exercise of an option to purchase additional displays expected shortly.  We are anticipating several large orders for Remote Control Units under the Common Transponder Program and for keyboards for the FAA, which as indicated by our customers, should be awarded by the end of the first quarter to accommodate their delivery requirements for this year.”

Binder added, “Backlog from our TDL operating unit increased from year end due to a $1.3 million contract received for the ground mobile marketplace.  In addition, TDL is also expecting approximately $1.5 million in new contracts for avionic displays which we expect to receive prior to the end of the second quarter.  Our ICS subsidiary received an order for an additional two prototype units for its Serial Data Converter, the replacement for the MK-119, and also received an indication from the U.S Navy of potential awards for additional MK-119s for foreign military sales by the end of 2012.  Based upon our backlog, delivery schedules and expected orders, we anticipate another year of strong operating performance in 2012, although as was the case in 2011, our comparable and sequential quarterly performance may be uneven.”

Mr. Binder concluded, “In addition to growing our business organically, in 2012 we continue our pursuit of strategic accretive acquisitions and we are developing a pipeline of companies for consideration.”

David Goldman, Chief Financial Officer, noted, “Our financial condition remains strong.  At December 31, 2011, total current assets were $20,876,000 versus total current liabilities of $3,838,000 for a 5.4 to 1 current ratio.  Cash, cash equivalents and marketable securities as of December 31, 2011, aggregated over $2.6 million.  Our inventory levels at 2011 year-end, although lower than September 30, 2011, were higher than one year ago and will continue to increase as buying has commenced for several orders expected for the Electronics Group.  To offset federal and state taxes resulting from profits, we have approximately $9 million and $7 million in available federal and state net operating loss carryforwards, respectively, which should enhance future cash flow.  Our tangible book value at December 31, 2011, was $3.76 per share, an increase of 22% from $3.07 per share at December 31, 2010.  The Company was in compliance with its financial covenants as of December 31, 2011 and our primary lender has extended the expiration date of our credit line until June 1, 2012.  We had no borrowings under the line of credit as of December 31, 2011.”

Conference Call
The Company will hold a conference call for investors today, March 8, 2012, at 11:00 a.m. ET.  Interested parties may participate in the call by dialing 201-493-6744; please call in 10 minutes before the conference call is scheduled to begin and ask for the Orbit International conference call.  After opening remarks, there will be a question and answer period.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.orbitintl.com and click on the Investor Relations section.  Please go to the website at least 15 minutes early to register, and download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Orbit’s website.  We suggest listeners use Microsoft Explorer as their browser.

Orbit International Corp. is involved in the manufacture of customized electronic components and subsystems for military and nonmilitary government applications through its production facilities in Hauppauge, New York, and Quakertown, Pennsylvania; and designs and manufactures combat systems and gun weapons systems, provides system integration and integrated logistics support and documentation control at its facilities in Louisville, Kentucky.  Its Behlman Electronics, Inc. subsidiary manufactures and sells high quality commercial power units, AC power sources, frequency converters, uninterruptible power supplies and associated analytical equipment.  The Behlman military division designs, manufactures and sells power units and electronic products for measurement and display.

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company including, statements regarding our expectations of Orbit’s operating plans, deliveries under contracts and strategies generally; statements regarding our expectations of the performance of our business; expectations regarding costs and revenues, future operating results, additional orders, future business opportunities and continued growth, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although Orbit believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond Orbit International's ability to control or predict.  Important factors that may cause actual results to differ materially and that could impact Orbit International and the statements contained in this news release can be found in Orbit's filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K, annual reports on Form 10-K and its other periodic reports.  For forward-looking statements in this news release, Orbit claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Orbit assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

(See Accompanying Tables)

Orbit International Corp.
Consolidated Statements of Operations
 (in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Net sales	$8,095	$6,946	$31,041	$26,749

Cost of sales	4,495	4,679	17,812	17,273

Gross profit	3,600	2,267	13,229	9,476

Selling, general and administrative expenses	2,556	2,368	9,955	9,614

Costs related to non-renewal of former chief executive officer contract	-	2,000	-	2,000

Impairment of intangible assets	-	129	-	129

Goodwill impairment	-	795	-	795

Interest expense	38	53	189	225

Investment and other income	(16)	(62)	(149)	(275)

Net income (loss) before taxes	1,022	(3,016)	3,234	(3,012)

Income tax provision	13	12	87	13

Net Income (loss)	$1,009	$(3,028)	$3,147	$(3,025)

Basic earnings (loss) per share	$0.22	$(0.66)	$0.67	$(0.66)

Diluted earnings (loss) per share	$0.21	$(0.66)	$0.67	$(0.66)

Weighted average number of shares outstanding:
Basic	4,672	4,616	4,672	4,563
Diluted	4,695	4,616	4,697	4,563

Orbit International Corp.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

EBITDA Reconciliation (as adjusted)
Net income (loss)	$1,009	$(3,028)	$3,147	$(3,025)
Interest expense	38	53	189	225
Tax expense	13	12	87	13
Depreciation and amortization	68	76	270	376
Goodwill and intangible asset impairment	-	924	-	924
Stock based compensation	34	399	152	656
EBITDA, as adjusted (1)	$1,162	$(1,564)	$3,845	$(831)

Adjusted EBITDA Per Diluted Share Reconciliation
Net income (loss)	$0.21	$(0.66)	$0.67	$(0.66)
Interest expense	0.01	0.01	0.04	0.05
Tax expense	0.00	0.00	0.02	0.00
Depreciation and amortization	0.02	0.02	0.06	0.08
Goodwill and intangible asset impairment	-	0.20	-	0.21
Stock based compensation	0.01	0.09	0.03	0.14
EBITDA, as adjusted, per diluted share (1)	$0.25	$(0.34)	$0.82	$(0.18)

(1) The EBITDA tables (as adjusted) presented are not determined in accordance with accounting principles generally accepted in the United States of America.  Management uses adjusted EBITDA to evaluate the operating performance of its business.  It is also used, at times, by some investors, securities analysts and others to evaluate companies and make informed business decisions.  EBITDA is also a useful indicator of the income generated to service debt.  EBITDA (as adjusted) is not a complete measure of an entity's profitability because it does not include costs and expenses for interest, depreciation and amortization, goodwill impairment, income taxes and stock based compensation. Adjusted EBITDA as presented herein may not be comparable to similarly named measures reported by other companies.  The weighted average diluted shares used for the three months and twelve months ended December 31, 2011 was 4,695,000 and 4,697,000, respectively; and for the three months and twelve months ended December 31, 2010 was 4,616,000 and 4,563,000, respectively.

	Year Ended December 31,
Reconciliation of EBITDA, as adjusted, to cash flows from operating activities (1)	2011	2010

EBITDA (as adjusted)	$3,845	$(831)
Interest expense	(189)	(225)
Tax expense	(87)	(13)
Bond amortization	1	1
Gain on sale of marketable securities	(45)	(129)
Loss on disposal of property and equipment	8	-
Deferred income	(86)	(85)
Net change in operating assets and liabilities	(1,498)	1,713
Cash flows from operating activities	$1,949	$431

Orbit International Corp.
Consolidated Balance Sheets

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$1,709,000	$1,964,000
Restricted cash	671,000	-
Investments in marketable securities	228,000	146,000
Accounts receivable, less allowance for doubtful accounts	4,941,000	3,927,000
Inventories	12,550,000	11,627,000
Costs and estimated earnings in excess of billings on uncompleted contracts	-	468,000
Deferred tax asset	527,000	391,000
Other current assets	250,000	1,043,000

Total current assets	20,876,000	19,566,000

Property and equipment, net	1,014,000	1,172,000
Goodwill	1,688,000	1,688,000
Deferred tax asset	1,734,000	1,847,000
Other assets	99,000	106,000

Total assets	$25,411,000	$24,379,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long term obligations	$931,000	$931,000
Notes payable-bank	-	387,000
Accounts payable	804,000	794,000
Liability associated with former chief executive officer	623,000	1,194,000
Income taxes payable	30,000	-
Accrued expenses	1,350,000	1,051,000
Customer advances	15,000	118,000
Deferred income	85,000	85,000

Total current liabilities	3,838,000	4,560,000

Deferred income	-	86,000
Liability associated with former chief executive officer, net of current portion	-	494,000
Long-term obligations	2,095,000	3,026,000

Total liabilities	5,933,000	8,166,000

Stockholders’ Equity
Common stock	510,000	510,000
Additional paid-in capital	22,515,000	22,360,000
Treasury stock	(915,000)	(915,000)
Accumulated other comprehensive (loss) gain	(18,000)	19,000
Accumulated deficit	(2,614,000)	(5,761,000)

Stockholders’ equity	19,478,000	16,213,000

Total liabilities and stockholders’ equity	$25,411,000	$24,379,000